Exhibit 23.1

PRIVILEGED AND CONFIDENTIAL

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 24, 2025 with respect to the consolidated financial statements of CrossFirst Bankshares, Inc. as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, into the following Registration Statements of First Busey Corporation: Registration Statement (No. 333-274620) on Form S-3, (Nos. 333-272268, 333-256365, 333-238782) on Form S-8, and (No 333-282727) on Form S-4, as amended, and the related proxy statement/prospectus. We also consent to the reference to our firm under the caption “Experts” in any such registration statement.

Kansas City, Missouri March 3, 2025

Forvis Mazars, LLP is an independent member of Forvis Mazars Global Limited